UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK


    ELLIS HOME CARE SERVICES, INC.

          Plaintiff,


   Against:

   INTERNATIONAL NURSING SERVICES, INC.

          Defendant                         JUDGMENT
                                            --------


     Plaintiff Ellis Home Care Services, Inc. ("Ellis"), by its attorneys, having moved for entry of judgment against defendant International Nursing Services, Inc. ("INS") in the amount of $391,731.20 plus interest and costs pursuant to a stipulation of settlement dated

August 1, 1997 between Ellis and INS and an affidavit of confession of judgment of INS dated

August 7, 1997.

     NOW, upon considering plaintiff's motion for entry of judgment and all the papers submitted in support thereof and the Court having signed the stipulation of settlement by endorsing it on September 1, 1997 directing the Clerk of the Court to enter final judgment as to defendant International Nursing Services, Inc. in the amount of the confession of judgment upon an event of default under the Stipulation and the event of default having occurred as provided in the affidavit of Sol V. Slotnik sworn to September 25, 1997 it is hereby

     ORDERED, ADJUDGED and DECREED:  THAT JUDGMENT BE ENTERED for

plaintiff Ellis Home Care Services, Inc. against defendant International Nursing Services, Inc.

in the amount of $388,568.70 together with interest thereon at the rate of nine (9%) percent per annum from the date this judgment is to be presented to the Clerk of the Court, and

$3,162.50 for reasonable attorney's fees and costs for a total of $391,731.20 and that plaintiff

Ellis Home Care Services, Inc. have execution therefor.


Dated:  New York, New York
             September 25, 1997
                               Clerk of the Court